U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2012

SHEA HOMES LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

CALIFORNIA	333-177328	95-4240219
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

655 Brea Canyon Road, Walnut, California 91789

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (909) 594-9500

Not Applicable

(Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Effective December 12, 2012, Shea Homes Limited Partnership (the “Company”) became a 50% member in an unconsolidated joint venture with a third party real estate developer. The new joint venture owns two distinct operating entities both of which own land in separate master planned communities in the central coast of California. One of the wholly-owned entities involves developing lots and building and selling single family attached and detached homes. In addition, this entity is required to acquire future building lots in the community from an entity controlled by the joint venture partner. The other wholly-owned entity owns commercial and residential land with all of the residential land currently intended to be sold to the Company for the construction of active adult targeted homes.

As previously disclosed in the Company’s periodic reports, the Company was under a contract that contained a specific performance obligation that required the Company to purchase residential lots currently owned by the joint venture’s active adult targeted wholly-owned operating entity. At September 30, 2012, the Company’s specific performance obligation related to these lots was approximately $83.5 million. Effective December 12, 2012, the Company’s option agreement was amended and assigned by the Company’s counterparty to one of the joint venture’s wholly-owned operating entities. As a result, the Company no longer has a specific performance obligation to acquire the lots, but does have an option to purchase the lots. Additionally, if the Company exercised its option, the ultimate purchase price to the Company for the future purchase of these lots from the joint venture’s wholly-owned operating entity would be reduced by an estimated $32 million. The amount of savings is subject to change based upon the selling price of homes to third party buyers.

In connection with the formation of this new joint venture, the joint venture’s two wholly-owned operating entities entered into a total of four acquisition and development and construction loans. Each of the loans has two-year terms with options to extend for an additional year, subject to certain conditions. The four loans are cross collateralized and cross-defaulted with each other. On December 12, 2012, upon the closing of these loans, a total of $42.1 million was drawn and outstanding. Both the Company and the other joint venture member executed limited completion, interest and carry guarantees and environmental indemnities on a joint and several basis. In addition, the Company and the other joint venture member executed loan to value maintenance agreements for all four loans on a joint and several basis. The Company has a maximum aggregate liability under these re-margin arrangements of the lesser of 50% of the outstanding balance or $35 million. The obligations of the two joint venture members under the re-margin arrangements are limited during the first two years of the loans. In addition to the re-margin arrangements, the other joint venture member, and several of its principals, executed repayment guarantees with no cap on their liability.

Forward-Looking Statements

Some of the statements in this Current Report on Form 8-K contain forward-looking statements and information relating to us that are based on beliefs of management as well as assumptions made by, and information currently available to, us. When used in this document, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and “project” and similar expressions, as they relate to us are intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties difficult to predict. Further, certain forward-looking statements are based upon assumptions of future events that may not prove to be accurate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHEA HOMES LIMITED PARTNERSHIP

By:	/s/ Andrew H. Parnes
Name: Andrew H. Parnes
Title: Chief Financial Officer

Date: December 17, 2012